Filed Pursuant to Rule 424(b)(2)

Registration No. 333-294072

Pricing Supplement dated June 30, 2026 (To Equity Index Underlying Supplement dated June 4, 2026, Prospectus Supplement dated June 4, 2026, and Prospectus dated June 4, 2026)

Canadian Imperial Bank of Commerce

STRUCTURED INVESTMENTS              Opportunities in U.S. Equities

$17,472,000 PLUS Based on the Value of the S&P 500® Index due October 5, 2027

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The PLUS are unsecured debt obligations of Canadian Imperial Bank of Commerce (“CIBC” or the “Bank”). The PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying underlying supplement, prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the Underlying Index has appreciated in value, investors will receive the Stated Principal Amount of their investment plus leveraged upside performance of the Underlying Index, subject to the Maximum Payment at Maturity. However, at maturity, if the level of the Underlying Index has depreciated, the investor will lose 1.00% for every 1.00% decline in the level of the Underlying Index. The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside return above the Maximum Payment at Maturity in exchange for the leveraged upside, which applies to a limited range of positive performance of the Underlying Index.

Any payment is subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, the Underlying Index or any securities included in the Underlying Index. The PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The PLUS are not bail-inable debt securities (as defined on page 6 of the prospectus).

FINAL TERMS
Issuer:	Canadian Imperial Bank of Commerce
Underlying Index:	The S&P 500® Index (Bloomberg symbol: SPX)
Aggregate Principal Amount:	$17,472,000
Stated Principal Amount:	$1,000 per PLUS
Pricing Date:	June 30, 2026
Original Issue Date:	July 6, 2026 (3 Business Days after the Pricing Date)
Valuation Date:

September 30, 2027, subject to postponement for non-Trading Days and certain Market Disruption Events as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Index” in the underlying supplement

Maturity Date:

October 5, 2027, subject to postponement as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.

Payment at Maturity per PLUS:

●If the Final Index Value is greater than the Initial Index Value:
$1,000 + Leveraged Upside Payment
In no event will the Payment at Maturity exceed the Maximum Payment at Maturity.

●If the Final Index Value is equal to or less than the Initial Index Value:
$1,000 × Index Performance Factor
If the Final Index Value is less than the Initial Index Value, the Payment at Maturity will be less than the Stated Principal Amount of $1,000 and will result in a loss of up to 100% of your investment.

Leveraged Upside Payment:	$1,000 × Leverage Factor × Index Percent Increase
Leverage Factor:	300.00%
Maximum Payment at Maturity:	$1,157.00 per PLUS (115.70% of the Stated Principal Amount)
Index Percent Increase:	(Final Index Value – Initial Index Value) / Initial Index Value
Index Performance Factor:	Final Index Value / Initial Index Value
Initial Index Value:	7,499.36, which was the Closing Level of the Underlying Index on the Pricing Date
Final Index Value:	The Closing Level of the Underlying Index on the Valuation Date
Interest:	None
CUSIP / ISIN:	13609FKU7 / US13609FKU74
Listing:	The PLUS will not be listed on any securities exchange.
Commissions and Issue Price:	Price to Public	Agent’s Commissions	Proceeds to Issuer
Per PLUS	$1,000.00	$17.50(1)
		$5.00(2)	$977.50
Total	$17,472,000.00	$305,760.00	$17,078,880.00
$87,360.00

(1) CIBC World Markets Corp. (“CIBCWM”), acting as agent for the Bank, will receive a fee of $22.50 per PLUS and will pay Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) a fixed sales commission of $17.50 for each PLUS they sell. See “Additional Information About the PLUS — Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the $22.50 per PLUS received by CIBCWM, CIBCWM will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each PLUS.

The initial estimated value of the PLUS on the Pricing Date as determined by CIBC is $977.40 per PLUS, which is less than the price to public. See “Risk Factors—General Risks” beginning on page 6 of this pricing supplement and “Additional Information About the PLUS—The Bank’s Estimated Value of the PLUS” beginning on page 10 of this pricing supplement for additional information.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved the securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the PLUS involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

Equity Index Underlying Supplement dated June 4, 2026                                            Prospectus supplement dated June 4, 2026                                                                  Prospectus dated June 4, 2026

PLUS Based on the Value of the S&P 500® Index due October 5, 2027

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Value of the S&P 500® Index due October 5, 2027 (the “PLUS”) can be used:

●As an alternative to direct exposure to the Underlying Index that enhances returns for a certain range of positive performance of the Underlying Index, subject to the Maximum Payment at Maturity

●To enhance returns and potentially outperform the Underlying Index in a moderately bullish scenario

●To achieve similar levels of upside exposure to the Underlying Index as a direct investment, subject to the Maximum Payment at Maturity, while using fewer dollars by taking advantage of the Leverage Factor

Maturity:	Approximately 15 months
Leverage Factor:	300.00%
Maximum Payment at Maturity:	$1,157.00 per PLUS (115.70% of the Stated Principal Amount)
Interest:	None

Key Investment Rationale

The PLUS offer leveraged upside exposure to the Underlying Index, subject to the Maximum Payment at Maturity. At maturity, if the Underlying Index has appreciated in value, investors will receive the Stated Principal Amount of their investment plus leveraged upside performance of the Underlying Index, subject to the Maximum Payment at Maturity. At maturity, if the level of the Underlying Index has declined from the Initial Index Value as of the Valuation Date, investors will lose 1% for every 1% decrease in the level of the Underlying Index.. Investors may lose up to 100.00% of the Stated Principal Amount of the PLUS. Any payment on the PLUS is subject to our credit risk.

Leveraged Performance up to a Cap

The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the Underlying Index, subject to the Maximum Payment at Maturity.

Upside Scenario

The Underlying Index increases in value, and, at maturity, the PLUS is redeemed for the Stated Principal Amount of $1,000 plus 300.00% of the Index Percent Increase, subject to the Maximum Payment at Maturity of $1,157.00 per PLUS (115.70% of the Stated Principal Amount).

Par Scenario	The Underlying Index does not change, and, at maturity, the PLUS is redeemed for the Stated Principal Amount of $1,000.
Downside Scenario

The Underlying Index declines in value, and, at maturity, the PLUS is redeemed for less than the Stated Principal Amount of $1,000 by an amount that is proportionate to the percentage decrease of the Underlying Index from the Initial Index Value.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the Payment at Maturity on the PLUS based on the following terms:

Stated Principal Amount:	$1,000 per PLUS
Leverage Factor:	300.00%
Maximum Payment at Maturity:	$1,157.00 per PLUS (115.70% of the Stated Principal Amount)

PLUS Payoff Diagram

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How it works

●Upside Scenario. If the Final Index Value is greater than the Initial Index Value, investors will receive the $1,000 Stated Principal Amount plus 300.00% of the appreciation of the Underlying Index over the term of the PLUS, subject to the Maximum Payment at Maturity. Under the terms of the PLUS, an investor will realize the Maximum Payment at Maturity of $1,157.00 per PLUS (115.70% of the Stated Principal Amount) at a Final Index Value of approximately 105.24% of the Initial Index Value.

●If the Underlying Index appreciates 2.00%, investors would receive a 6.00% return, or $1,060.00 per PLUS.

●If the Underlying Index appreciates 50.00%, investors would receive only the Maximum Payment at Maturity of $1,157.00 per PLUS, or 115.70% of the Stated Principal Amount.

●Par Scenario. If the Final Index Value is equal to the Initial Index Value, investors will receive the Stated Principal Amount of $1,000.00 per PLUS.

●Downside Scenario. If the Final Index Value is less than the Initial Index Value, investors will receive an amount that is less than the Stated Principal Amount by an amount that is proportionate to the percentage decrease in the value of the Underlying Index from the Initial Index Value.

●For example, if the value of the Underlying Index depreciates 75.00%, investors would lose 75.00% of their principal and receive only $250.00 per PLUS at maturity, or 25.00% of the Stated Principal Amount.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in the PLUS involves significant risks. This section describes the material risks relating to the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

Risks Relating to the Structure of the PLUS

●The PLUS do not pay interest and you may lose some or all of your principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the repayment of any principal at maturity. If the Final Index Value is less than the Initial Index Value, you will receive for each PLUS that you hold a Payment at Maturity that is less than the Stated Principal Amount of each PLUS by an amount proportionate to the decline in the level of the Underlying Index from the Initial Index Value. Accordingly, investors may lose up to 100.00% of the Stated Principal Amount of the PLUS.

●The appreciation potential of the PLUS is limited by the Maximum Payment at Maturity. The appreciation potential of the PLUS is limited by the Maximum Payment at Maturity of $1,157.00 per PLUS, or 115.70% of the Stated Principal Amount. Although the Leverage Factor provides 300.00% exposure to any increase in the Final Index Value over the Initial Index Value, because the Payment at Maturity will be limited to the Maximum Payment at Maturity, any increase in the Final Index Value over the Initial Index Value by more than approximately 5.24% of the Initial Index Value will not further increase the return on the PLUS.

●The amount payable on the PLUS is not linked to the Closing Level of the Underlying Index at any time other than the Valuation Date. The Final Index Value will be the Closing Level of the Underlying Index on the Valuation Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if the value of the Underlying Index increases prior to the Valuation Date but then decreases on the Valuation Date, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Underlying Index prior to such decrease. Although the actual value of the Underlying Index on the Maturity Date or at other times during the term of the PLUS may be higher than the Closing Level of the Underlying Index on the Valuation Date, the Payment at Maturity will be based solely on the Closing Level of the Underlying Index on the Valuation Date.

Risks Relating to the Underlying Index

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the PLUS or any securities included in the Underlying Index, or engaging in transactions therein, and any such action could adversely affect the value of the Underlying Index or the PLUS. These regulatory actions could result in restrictions on the PLUS and could result in the loss of a significant portion or all of your initial investment in the PLUS, including if you are forced to divest the PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the PLUS has declined.

●Adjustments to the Underlying Index could adversely affect the value of the PLUS. The publisher of the Underlying Index can add, delete or substitute the stocks constituting the Underlying Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. Any of these actions could adversely affect the value of the PLUS. The publisher of the Underlying Index may discontinue or suspend calculation or publication of the Underlying Index at any time. In these circumstances, we, as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. We could have an economic interest that is different than that of investors in the PLUS insofar as, for example, we are permitted to consider indices that are calculated and published by us or any of our affiliates. If we determine that there is no appropriate successor index, the Payment at Maturity on the PLUS will be an amount based on the closing prices on each date that the value of the Underlying Index is to be calculated of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by us in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the discontinuance of the Underlying Index.

Conflicts of Interest

●Certain business, trading and hedging activities of us and our affiliates may create conflicts with your interests and could potentially adversely affect the value of the PLUS. We and our affiliates may engage in trading and other business activities related to the Underlying Index or any securities included in the Underlying Index that are not for your account or on your behalf. We and our affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying Index. These activities may present a conflict of interest between your interest in the PLUS and the interests that we and our affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the PLUS, and which may be revised at any time without notice to you. Any such research, opinions or recommendations could adversely affect the value of the Underlying Index, and therefore,

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

the market value of the PLUS. These trading and other business activities, if they adversely affect the value of the Underlying Index or secondary trading in your PLUS, could be adverse to your interests as a beneficial owner of the PLUS.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the PLUS, including hedging our obligations under the PLUS and making the assumptions and inputs used to determine the pricing of the PLUS and the initial estimated value of the PLUS when the terms of the PLUS were set. We expect to hedge our obligations under the PLUS through CIBCWM, one of our other affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the PLUS. Any of these hedging activities may adversely affect the value of the Underlying Index and therefore the market value of the PLUS and the amount you will receive, if any, on the PLUS. In connection with such activities, the economic interests of us and our affiliates may be adverse to your interests as an investor in the PLUS. Any of these activities may adversely affect the value of the PLUS. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, one or more of our affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the PLUS even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, our affiliates or any unaffiliated counterparty receive for the sale of the PLUS, which creates an additional incentive to sell the PLUS to you. We, our affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the PLUS.

●There are potential conflicts of interest between you and the calculation agent. The calculation agent will determine, among other things, the amount of payments on the PLUS. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event has occurred on the scheduled Valuation Date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the PLUS in taking any action that might affect the value of your PLUS.

General Risks

●Payments on the PLUS are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the PLUS. The PLUS are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the PLUS will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payments to be made on the PLUS depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the PLUS and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the PLUS. If we default on our obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

●The Bank’s initial estimated value of the PLUS is lower than the initial issue price (price to public) of the PLUS. The initial issue price of the PLUS exceeds the Bank’s initial estimated value because costs associated with selling and structuring the PLUS, as well as hedging the PLUS, are included in the initial issue price of the PLUS. See “Additional Information About the PLUS—The Bank’s Estimated Value of the PLUS” beginning on page 1010 of this pricing supplement.

●The Bank’s initial estimated value does not represent future values of the PLUS and may differ from others’ estimates. The Bank’s initial estimated value of the PLUS is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the PLUS were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Pricing Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the PLUS that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the PLUS could change significantly based on, among other things, changes in market conditions, including the value of the Underlying Index, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the PLUS from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the PLUS in any secondary market (if any exists) at any time. See “Additional Information About the PLUS—The Bank’s Estimated Value of the PLUS” beginning on page 1010 of this pricing supplement.

●The Bank’s initial estimated value of the PLUS was not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of the Bank’s initial estimated value of the PLUS generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the PLUS to be more favorable to you. Consequently,

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

our use of an internal funding rate for market-linked securities had an adverse effect on the economic terms of the PLUS and the initial estimated value of the PLUS on the Pricing Date, and could have an adverse effect on any secondary market prices of the PLUS. See “Additional Information About the PLUS —The Bank’s Estimated Value of the PLUS” beginning on page 10 of this pricing supplement.

●If CIBCWM were to repurchase your PLUS after the Original Issue Date, the price may be higher than the then-current estimated value of the PLUS for a limited time period. While CIBCWM may make markets in the PLUS, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Original Issue Date at which it would be willing to repurchase the PLUS will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 8 months after the Pricing Date, the price at which CIBCWM may repurchase the PLUS is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the PLUS will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the PLUS, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the PLUS shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the PLUS at that time, and could be lower than CIBCWM’s price.

●Economic and market factors may adversely affect the terms and market price of the PLUS prior to maturity. Because structured notes, including the PLUS, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the PLUS at issuance and the market price of the PLUS prior to maturity. These factors include the value of the Underlying Index; the volatility of the Underlying Index; the dividend rates paid on the securities included in the Underlying Index; the time remaining to the maturity of the PLUS; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

●The PLUS will not be listed on any securities exchange and we do not expect a trading market for the PLUS to develop. The PLUS will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the PLUS from holders, they are not obligated to do so and are not required to make a market for the PLUS. There can be no assurance that a secondary market will develop for the PLUS. Because we do not expect that any market makers will participate in a secondary market for the PLUS, the price at which you may be able to sell your PLUS is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your PLUS.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your PLUS prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the PLUS to maturity.

Tax Risks

●The tax treatment of the PLUS is uncertain. Significant aspects of the tax treatment of the PLUS are uncertain. You should consult your tax advisor about your own tax situation. See “Additional Information About the PLUS — United States Federal Income Tax Considerations” and “— Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information About the Underlying Index

The information below is a brief description of the Underlying Index. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

The S&P 500®Index (Bloomberg ticker: “SPX <Index>”) is calculated, maintained and published by S&P Dow Jones Indices LLC. The Underlying Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. See “Index Descriptions—The S&P U.S. Indices” beginning on page S-43 of the accompanying underlying supplement for additional information about the Underlying Index.

The Closing Level of the Underlying Index on June 30, 2026 was 7,499.36. The following graph sets forth the daily Closing Levels of the Underlying Index for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The Underlying Index has at times experienced periods of high volatility. The historical performance of the Underlying Index should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the Underlying Index at any time.

Underlying Index Daily Closing Levels January 1, 2021 to June 30, 2026

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Additional Information About the PLUS

Calculation Agent:	CIBC
Minimum Ticketing Size:	$1,000 / 1 PLUS
United States Federal Income Tax Considerations:

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the PLUS. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the PLUS. It applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the PLUS are uncertain. No statutory, judicial or administrative authority directly discusses how the PLUS should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the PLUS as prepaid derivative contracts. Pursuant to the terms of the PLUS, you agree to treat the PLUS in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, cash redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your PLUS. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your PLUS for more than one year.

The expected characterization of the PLUS is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the PLUS in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the PLUS and certain other considerations with respect to an investment in the PLUS, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the PLUS for U.S. federal income tax or other tax purposes.

With respect to the discussion in the underlying supplement regarding “dividend equivalent” payments, based on our determination that the PLUS are not “delta-one” instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the PLUS. For a more detailed discussion of withholding responsibilities on dividend equivalent payments, Non-U.S. Holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement and consult with their own tax advisors.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the PLUS for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the PLUS in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations:

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a PLUS pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the PLUS; (c) does not use or hold and is not deemed to use or hold the PLUS in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the PLUS; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the PLUS is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch

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PLUS Based on the Value of the S&P 500® Index due October 5, 2027

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Rules”). On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Hybrid Mismatch Rules which, if enacted in the form proposed, would expand the categories of payments to which the Hybrid Mismatch Rules may apply. This summary further assumes that such proposals will not result in the application of the Hybrid Mismatch Rules to amounts payable to a holder in respect of the PLUS, but there can be no assurances in this regard. Investors should note that the Hybrid Mismatch Rules, and the proposed amendments thereto, are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning PLUS under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the PLUS, interest payable on the PLUS should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a PLUS as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the PLUS to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest):

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the PLUS from CIBC for distribution to Morgan Stanley Wealth Management. Morgan Stanley Wealth Management and its financial advisors will collectively receive from CIBCWM a fixed sales commission of $17.50 for each PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each PLUS. The costs included in the original issue price of the PLUS will also include a fee paid by CIBCWM to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest for providing certain electronic platform services with respect to this offering.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this pricing supplement in the initial sale of the PLUS. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any PLUS after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the PLUS, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the PLUS includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the PLUS. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the PLUS. As a result, you may experience an immediate and substantial decline in the market value of your PLUS on the Original Issue Date.

The Bank’s Estimated Value of the PLUS:

The Bank’s initial estimated value of the PLUS set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the PLUS. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your PLUS in any secondary market (if any exists) at any time.

The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—The Bank’s initial estimated value of the PLUS

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PLUS Based on the Value of the S&P 500® Index due October 5, 2027

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

was not determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the PLUS is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.

Accordingly, the Bank’s initial estimated value of the PLUS was determined when the terms of the PLUS were set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—The Bank’s initial estimated value does not represent future values of the PLUS and may differ from others’ estimates” in this pricing supplement.

The Bank’s initial estimated value of the PLUS is lower than the initial issue price of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the initial issue price of the PLUS. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the PLUS. See “Risk Factors—The Bank’s initial estimated value of the PLUS is lower than the initial issue price (price to public) of the PLUS” in this pricing supplement.

Where You Can Find More Information:

You should read this pricing supplement together with the prospectus dated June 4, 2026 (the “prospectus”), the prospectus supplement dated June 4, 2026 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated June 4, 2026 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information.

Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this document are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” or “Reference Asset” in the underlying supplement will be references to “Underlying Index” herein, and references to “Final Valuation Date” in the underlying supplement will be references to “Valuation Date” herein.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows:

●Underlying supplement dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000191870426015692/form424b5.htm

●Prospectus supplement dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000191870426015691/form424b5.htm

●Prospectus dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000110465926070439/tm267331d5_424b3.htm

Validity of the PLUS:

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the PLUS has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the PLUS have been duly executed, authenticated and issued in accordance with the indenture, the PLUS will be validly issued and, to the extent validity of the PLUS is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated March 5, 2026, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on March 5, 2026.

In the opinion of Mayer Brown LLP, when the PLUS have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the PLUS will constitute valid and binding

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PLUS Based on the Value of the S&P 500® Index due October 5, 2027

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2026, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on March 5, 2026.

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